Exhibit 99.1

scPharmaceuticals Inc. Reports First Quarter 2023 Financial Results and Provides Business Update

Announced launch and commercial availability of FUROSCIX® on February 20th

Generated net FUROSCIX revenue of $2.1 million

Ended Q1 2023 with cash, cash equivalents and short-term investments of $116.1 million

Company to host investor conference call and webcast today, Wednesday, May 10, at 4:30pm ET

BURLINGTON, Mass., May 10, 2023 (GLOBE NEWSWIRE) – scPharmaceuticals Inc. (Nasdaq: SCPH), a pharmaceutical company focused on developing and commercializing products that have the potential to optimize the delivery of infused therapies, advance patient care, and reduce healthcare costs, today announced financial results for the first quarter ended March 31, 2023, and provided a business update.

Business Update

•

Announced the launch and commercial availability of FUROSCIX (furosemide injection), the first and only self-administered, subcutaneous loop diuretic for the at-home treatment of congestion in chronic heart failure, on February 20, 2023.

•	As of March 31, 2023, scPharmaceuticals reports:

•	Net FUROSCIX revenue of $2.1 million

•	381 total FUROSCIX prescriptions written

•	161 FUROSCIX prescriptions filled

•	180 written prescriptions payer cleared or pending

•	194 total and unique prescribers of FUROSCIX

•	518 FUROSCIX in-services completed

•	Secured positive coverage and a preferred formulary decision by a top five national commercial health plan effective June 1, 2023.

•	Obtained national Medicaid coverage of FUROSCIX effective July 1, 2023.

•	Continued to advance discussions with additional commercial and Part D payers to further expand coverage and favorable formulary placement of FUROSCIX.

•	Presented multiple posters from the FREEDOM-HF and AT HOME pilot studies at the Technology and Heart Failure Therapeutics Conference, March 20 – 22, 2023.

•	Ended the first quarter of 2023 with cash, cash equivalents and short-term investments of $116.1 million.

“Just two and a half months into the FUROSCIX launch, we are pleased with our progress to date, particularly the early success of our commercial team in-service visits to educate top tier treating physicians and their staff on the many benefits of FUROSCIX for their heart failure patients,” said John Tucker, President and Chief Executive Officer of scPharmaceuticals. “And while it is still very early into the launch, the number of both unique prescribers and total written prescriptions suggests that FUROSCIX is being well received.

“At the same time, we continue to have productive discussions with both commercial and Medicare Part D payers in an effort to secure the broadest and most favorable coverage of FUROSCIX. Reflecting these efforts, we were recently notified by a top five national health plan that FUROSCIX would be placed in a preferred formulary status across all of its commercial plans effective June 1st. This is critical as we work to increase the percentage of heart failure patients who have access to FUROSCIX through a fixed-tier copay of $100 or less, currently 60%, toward our goal of 75% or more.

“We are well funded, with more than $116 million of cash, cash equivalents and investments as of March 31st, providing us with ample resources to continue to execute on our commercial plan and deliver FUROSCIX to the heart failure patients who stand to benefit from this novel outpatient treatment alternative,” Mr. Tucker concluded.

First Quarter 2023 Financial Results and Financial Guidance

Net product revenues were $2.1 million and cost of product revenues were $0.6 million for the first quarter of 2023. The Company commenced the launch of FUROSCIX in February 2023 and net revenue realized in the first quarter was comprised of initial stocking of its specialty pharmacies at seven locations. In addition, all inventory manufactured prior to U.S. Food and Drug Administration approval in October 2022 was expensed.

Research and development expenses were $2.1 million for the first quarter of 2023, compared to $4.3 million for the first quarter of 2022. The decrease in research and development expenses for the quarter ended March 31, 2023 was primarily due to a decrease in clinical study and medical affairs costs, employee related costs, device and pharmaceutical development costs, and quality and regulatory costs.

Selling, general and administrative expenses were $10.9 million for the first quarter of 2023, compared to $2.9 million for the first quarter of 2022. The increase in selling, general and administrative expenses for the quarter ended March 31, 2023 was primarily due to an increase in employee related costs, commercial costs and legal and professional service costs.

scPharmaceuticals reported a net loss of $11.2 million for the first quarter of 2023, compared to $7.7 million for the first quarter of 2022.

scPharmaceuticals ended the first quarter of 2023 with $116.1 million in cash, cash equivalents and short-term investments, compared to $118.4 million as of December 31, 2022.

As of March 31, 2023, scPharmaceuticals’ total shares outstanding was 35,769,073.

Conference call and webcast information

scPharmaceuticals’ management will host a conference call and webcast to review the Company’s first quarter 2023 results today, Wednesday, May 10, at 4:30 p.m. ET. Participants should dial 1-877-407-9208 (domestic) or 1-201-493-6784 (international) with the conference code 13737717.

To access the Call me™ feature, which avoids having to wait for an operator, click here.

A link to the live webcast can be found here.

Following the live webcast, a replay of the event will be archived on scPharmaceuticals’ website for one year.

FUROSCIX® (furosemide injection) 80 mg/10mL for subcutaneous use

FUROSCIX® is indicated for the treatment of congestion due to fluid overload in adult patients with New York Heart Association (NYHA) Class II and Class III chronic heart failure.

FUROSCIX is not indicated for use in emergency situations or in patients with acute pulmonary edema. The On-Body Infusor will deliver only an 80-mg dose of FUROSCIX.

IMPORTANT SAFETY INFORMATION

FUROSCIX is contraindicated in patients with anuria, patients with a history of hypersensitivity to furosemide or medical adhesives and in patients with hepatic cirrhosis or ascites.

Furosemide may cause fluid, electrolyte, and metabolic abnormalities, particularly in patients receiving higher doses, patients with inadequate oral electrolyte intake, and in elderly patients. Serum electrolytes, CO2, BUN, creatinine, glucose, and uric acid should be monitored frequently during furosemide therapy.

Excessive diuresis may cause dehydration and blood volume reduction with circulatory collapse and possibly vascular thrombosis and embolism, particularly in elderly patients.

In patients with hepatic cirrhosis and ascites, sudden alterations of fluid and electrolyte balance may precipitate hepatic encephalopathy and coma. Treatment in such patients is best initiated in the hospital.

Furosemide can cause dehydration and azotemia. If increasing azotemia and oliguria occur during treatment of severe progressive renal disease, furosemide should be discontinued.

Cases of tinnitus and reversible or irreversible hearing impairment and deafness have been reported with furosemide. Reports usually indicate that furosemide ototoxicity is associated with rapid injection, severe renal impairment, the use of higher than recommended doses, hypoproteinemia or concomitant therapy with aminoglycoside antibiotics, ethacrynic acid, or other ototoxic drugs.

In patients with severe symptoms of urinary retention (because of bladder emptying disorders, prostatic hyperplasia, urethral narrowing), the administration of furosemide can cause acute urinary retention related to increased production and retention of urine. These patients require careful monitoring, especially during the initial stages of treatment.

The most common adverse reactions with FUROSCIX administration in clinical trials were site and skin reactions including erythema, bruising, edema, and injection site pain.

For more details, please read the full Prescribing Information at FUROSCIX.com/prescribing-information.pdf and Instructions for Use at FUROSCIX.com/instructions-for-use.pdf.

About scPharmaceuticals

scPharmaceuticals is a pharmaceutical company focused on developing and commercializing products that are designed to reduce healthcare costs and improve health outcomes. The Company develops, internally and through strategic partnerships, innovative products and solutions that aim to expand and advance the outpatient care of select acute conditions. The Company’s lead programs focus on the subcutaneous, self-administration of IV-strength treatments in heart failure and infectious disease. scPharmaceuticals is headquartered in Burlington, MA. For more information, please visit www.scPharmaceuticals.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the potential market impact and benefits of FUROSCIX and the success of the commercialization of FUROSCIX, the ability to secure formulary coverage and mandatory coverage nationally with Medicaid for FUROSCIX and timing thereof, and participation in upcoming events and presentations. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk of any unforeseen delays or setbacks in the commercialization of FUROSCIX, the risk of the ability of the FUROSCIX On-Body Infusor to appropriately deliver therapy, the receipt of regulatory approval for any of our product candidates or, if approved, the successful commercialization of such products, risks related to manufacturing and quality assurances processes, and the risk that global economic factors and uncertainties, including as a result of the COVID-19 pandemic, will impact the Company’s operations. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the sections entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 on file with the Securities and Exchange Commission, available at the Securities and Exchange Commission’s website at www.sec.gov, as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Katherine Taudvin

scPharmaceuticals Inc., 781-301-6706

ktaudvin@scpharma.com

Investors:

PJ Kelleher

LifeSci Advisors, 617-430-7579

pkelleher@lifesciadvisors.com

scPharmaceuticals Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except share and per share data)

	THREE MONTHS ENDED MARCH 31,
	2022	2023
Product revenues, net	$—	$2,063
Operating expenses:
Cost of product revenues	—	605
Research and development	4,347	2,116
Selling, general and administrative	2,893	10,896

Total operating expenses	7,240	13,617

Loss from operations	(7,240)	(11,554)
Other income	14	990
Interest income	13	1,315
Interest expense	(518)	(1,961)

Net loss	$(7,731)	$(11,210)

Net loss per share, basic and diluted	$(0.28)	$(0.30)

Weighted—average common shares outstanding, basic and diluted	27,368,354	37,800,960

scPharmaceuticals Inc.

Unaudited Consolidated Balance Sheet Data

(in thousands)

	DECEMBER 31,	MARCH 31,
	2022	2023
Cash, cash equivalents, restricted cash and investments	$118,368	$116,071
Working capital	115,892	118,932
Total assets	124,195	127,371
Term loan	36,794	37,252
Accumulated deficit	(226,536)	(237,746)
Total stockholders’ equity	72,433	75,807